Exhibit 99

                                                                April 21, 2003

For Release: Immediately
Contact:     Investors:  Diane Seitz, (845) 486-5597
             News Media: Denise D. VanBuren, (845) 471-8323

             CH Energy Group Earnings Up 6 Percent in First Quarter

(POUGHKEEPSIE, NY) CH Energy Group, Inc. (NYSE: CHG) announced today that earnings per share for the first quarter of 2003 were $1.26, versus $1.19 for the first quarter of 2002. Earnings from continuing operations were up 19 cents (18 percent), from $1.07 in the first quarter of 2002 to $1.26 per share this year. However, this increase was partially offset by the absence of a one-time gain of 12 cents booked in 2002 from the sale of stock of insurance companies through which the Company provided employee benefits.

      "We're obviously very pleased that 2003 has gotten off to such a good start," reported Paul J. Ganci, Chairman of the Board, President, and Chief Executive Officer. "We realized substantial benefits from the colder weather, even though some of the extra revenue was paid out under weather-hedging contracts and operating expenses were somewhat higher due to the more severe weather conditions."

Central Hudson Gas & Electric Corporation (CHG&E):

      CHG&E's earnings for the quarter were 92 cents per share, versus 89 cents per share in 2002. Earnings from continuing operations were up 15 cents per share (19 percent), from 77 cents in 2002 to 92 cents in 2003. The increase resulted largely from higher net revenue from the delivery of electricity and natural gas, which added a total of 24 cents to earnings per share. This increase was partially offset by higher operating expenses of 9 cents per share from more severe winter weather, and the absence of the one-time sale of insurance company stock noted earlier.

      "Electricity sales grew by 11 percent and natural gas sales were up 35 percent due to the weather, which was dramatically colder than the weather of a year ago, when the region experienced one of its warmest winters on record," Ganci explained. The utility's service territory also experienced economic growth, as evidenced by a 2 percent increase in the number of electric and gas customers.

Central Hudson Enterprises Corporation (CHEC) & the Company's investment activities:

      CHEC earnings rose 11 cents, from 22 to 33 cents per share in the first quarter. The increase was due to higher sales that resulted from the colder weather, as well as recent acquisitions. The effect of the colder weather on earnings was partially offset by weather-hedging contracts used to reduce year-to-year variations in earnings.

      CH Energy Group's investment activities produced a net reduction of 7 cents per share for the quarter, due to losses resulting from the readjustment of its investment portfolio and gains resulting from 2002 weather-hedging contracts.

      Based on first-quarter results and the Company's plans for the remainder of 2003, Ganci reported that CH Energy Group is on track to achieve the consolidated earnings guidance of $2.55 - $2.75 per share announced on January 31, 2003, for calendar year 2003 (composed of business unit earnings of $2.15 - $2.30 per share from Central Hudson and 30 cents to 50 cents per share from CHEC and the holding company's investment portfolio).

About CH Energy Group:

      With more than 425,000 customers, CH Energy Group, Inc. is a family of companies seizing new opportunities in the energy marketplace through two primary subsidiaries: Central Hudson Gas & Electric Corporation (CHG&E) and Central Hudson Enterprises Corporation (CHEC).

      Central Hudson Gas & Electric is a regulated transmission and distribution utility serving approximately 345,000 customers in eight counties of New York State's Mid-Hudson River Valley, delivering natural gas and electricity in a 2,600-square-mile service territory that extends from the suburbs of metropolitan New York City north to the Capital District at Albany. Since deregulation, Central Hudson has established a proven track record in providing its customers extremely competitive prices for energy delivery. Strengthened by relationships that stretch back 150 years with the communities of the Mid-Hudson Valley, Central Hudson is considered an industry leader in not only lowering costs but in also introducing innovative technology and service reliability improvements - all of which are focused on continually increasing customer satisfaction.

      Central Hudson Enterprises Corporation (CHEC) is a family of competitive businesses delivering energy and related services to nearly 80,000 customers throughout the Northeast. It incorporates business units that deliver fuel oil, natural gas, propane and motor fuels, as well as a full menu of energy services, to approximately 80,000 customers in 11 states. Its regional footprint stretches from markets in New England to those of the Washington, D.C. metropolitan area.
                                       # # #

Conference Call:
Ganci and Chief Operating Officer and Chief Financial Officer Steven V. Lant will conduct a conference call with analysts and investors to review financial results at 4:00 p.m. (ET) today (April 21, 2003). Dial-in: 1-888-273-9885;
Conference Name: "CH Energy Group." A digitized replay of the call will be available from 11:00 p.m. (ET) on April 21, 2003, until 11:59 p.m. (ET) on April 28, 2003, by dialing 1-800-475-6701 and entering access code #681304. In addition, consolidated financial statements are available on the Company's website at www.chenergygroup.com Statements included in this press release which are not historical in nature, are intended to be, and are hereby identified as, "forward-looking statements" for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended by Public Law 104-67, and within the meaning of the Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words including "anticipates," "believes," "projects," "intends," "estimates," "expects," "plans," and similar expressions. The Company cautions readers that forward-looking statements, including without limitation, those relating to the Company's future business prospects, revenues, proceeds, working capital, liquidity, income and margins, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to several important factors including those identified from time-to-time in the Company's reports filed with the SEC. All forward-looking statements are intended to be subject to the safe harbor protections provided by the laws mentioned above. A number of important factors affecting the Company's business and financial results could cause actual results to differ materially from those stated in the forward-looking statements. Those factors include, but are not limited to, weather; energy supply and demand; fuel prices, interest rates, potential future acquisitions, developments in the legislative, regulatory and competitive environment and market risks; electric and gas industry restructuring and cost recovery; the ability to obtain adequate and timely rate relief; changes in fuel supply or costs and the success of strategies to satisfy power requirements now that Central Hudson's electric generation has been sold; future market prices for energy, capacity and ancillary services; the outcome of pending litigation; and certain environmental matters, particularly industrial waste site remediation requirements; and certain presently unknown or unforeseen factors, including, but not limited to, acts of terrorism.

CH Energy Group, Inc. announces the following operating results for the periods indicated:



3 Months Ended March 31                          2003               2002
                                                 ----               ----

  Operating Revenues (1)                     $267,250,000       $196,995,000

  Net Income                                 $ 20,193,000       $ 19,442,000

  Basic and Diluted Earnings Per Share          $ 1.26             $ 1.19

  Average Shares Outstanding                  15,969,000         16,362,000


12 Months Ended March 31                         2003               2002
                                                 ----               ----

  Operating Revenues (1)                    $765,764,000       $682,621,000

  Net Income                                $ 42,032,000       $ 51,967,000

  Basic and Diluted Earnings Per Share          $ 2.59             $ 3.18

  Average Shares Outstanding                  16,204,000         16,362,000


(1)  Includes energy supply charges/credits
                                                                  page -1-
                                    APPENDIX
                                    --------

Highlights Relative to Prior Year

                                                                2003 More
3 Months Ended March 31:        2003 1          2002 1      (Less) than 2002
                                -----           -----       ----------------
Operating Revenues 2        $267,250,000    $196,995,000      $ 70,255,000

Income Available for
 Common Stock:
  From Operations           $ 20,193,000    $ 17,414,000      $  2,779,000
  From Non-recurring Items        -            2,028,000        (2,028,000)
                            ------------    ------------      ------------
           Total            $ 20,193,000    $ 19,442,000      $    751,000

Earnings per Share from:
  Operations                    $1.26           $1.07             $ .19
  Non-recurring Items             -               .12              (.12)
                               -------         -------           -------
Earnings Per Share
  of Common Stock               $1.26           $1.19             $ .07
                               -------         -------           -------

Average Shares Outstanding   15,969,000       16,362,000

              1 Unaudited
              2 Includes energy supply charges/credits

Earnings per share of CH Energy Group, Inc. increased $.07 per share due primarily to the following:

      CH Energy Group, Inc. (CHEG):  - $.07
      -------------------------------------
o Down $.07 due to a reduction in earnings from CHEG's Alternate Investment Program and the effect of income recorded in 2002 for a weather hedging contract.

      Central Hudson Gas & Electric Corp. (CHG&E):  + $.03
      ----------------------------------------------------
o Up $.12 due to an increase in electric net operating revenues (net of the cost of fuel, purchased electricity and revenue taxes) primarily due to an increase in sales to all customers resulting from the harsher winter experienced this year. The colder weather impacted earnings from electric sales by approximately $.07 per share, net of the effect of weather hedging contracts. Actual billing heating-degree days in 2003 were 30% higher than last year and 7% above normal.

o Up $.12 due to an increase in gas net operating revenues (net of the cost of gas and revenue taxes) due primarily to an increase in sales to all customers as a result of the colder winter. Of this $.12 per share, weather impacted earnings from gas sales by approximately $.11 per share, net of weather hedging contracts.

o Up $.05 due to the amortization of previously deferred shareholder benefits relating to the sale of CHG&E's fossil generating plants.

o Up $.02 due to the favorable impact of CHEG's common stock repurchase program.

o Down $.12 due to a non-recurring item. Income was recorded in 2002 from the sale of stock of certain insurance companies through which CHG&E provided employee benefits.

o Down $.09 due to an increase in operating expenses, primarily due to an increase in labor costs affecting a number of operational areas. The increase in labor expense is primarily due to increased efforts related to CHG&E's Enhanced Reliability Program; maintenance work on gas main leaks caused by the colder weather; and a reduction in work on capital projects due to prohibitive work conditions resulting from the harsher winter.

o Down $.04 due to an increase in depreciation and property taxes on CHG&E's utility plant assets.

o Down $.03 due to the net effect of various other items including a reduction in interest income and increases in interest charges and income taxes. These reductions in earnings were partially offset by a reduction in preferred stock dividends and an increase in regulatory carrying charges due CHG&E.

      Central Hudson Enterprises Corp. (CHEC):  + $.11
      ------------------------------------------------
o Up $.20 due to an increase in net revenues from its fuel distribution subsidiaries, primarily due to the colder weather and also, the impact of additional acquisitions of fuel distribution companies in the fourth quarter of 2002 and January 2003.

o Up $.02 due to reduced operating expenses from CHEC's other unregulated business activities.

o Up $.01 due to the favorable impact of CHEG's common stock repurchase program.

o Down $.12 due to increased operating expenses at the fuel distribution subsidiaries primarily due to the colder weather and the impact of the newly acquired fuel distribution companies.

                                                                 page -2-

First Quarter Results of Operations
-----------------------------------

CH Energy Group, Inc.
---------------------
Other Income and Deductions attributable to CHEG decreased $1.1 million, as compared to last year, due primarily to a reduction in interest and investment income as well as income that was recorded in 2002 for a weather hedging contract.

Central Hudson Gas & Electric Corp.
-----------------------------------
Utility sales of electricity to full service customers within CHG&E's service territory, plus delivery of electricity supplied by others, increased 11% in the first quarter of 2003 as compared to the first quarter of 2002. Sales to residential and commercial customers increased 16% and 6%, respectively, while sales to industrial customers increased 9%. The across-the-board increase in delivery sales was due largely to colder weather and 2% increases in the average number of both residential and commercial customers. Billing heating degree-days in 2003 were 30% higher than last year and 7% higher than normal.

Utility sales of natural gas to firm CHG&E customers, plus transportation of gas supplied by others, increased 35% in the first quarter as compared to the prior year. Residential and commercial sales, comprised largely of space heating sales, increased 35% and 37%, respectively, primarily as a result of the colder weather and increases in the average number of residential customers (2%) and commercial customers (2.6%). Industrial sales, representing approximately 5% of total firm sales in the first quarter of 2003 and 2002, increased by 27% due to colder weather and the transfer of some interruptible customers to firm service. Interruptible sales decreased 19% largely as a result of the curtailment of interruptible service in order to meet the increased demand from firm customers.

Utility electric and gas operating revenues increased $27.7 million (19.3%) from $143.2 million in 2002 to $170.9 million in 2003. Electric revenues increased $13.0 million (12.8%) and gas revenues increased $14.7 million (35.2%). The increase in both electric and gas revenues primarily reflects an increase in revenues collected through CHG&E's energy cost adjustment clauses to recover its cost of purchased electricity and natural gas, respectively, and an increase in revenues from electric and gas sales due to the colder weather.

Total utility operating expenses increased $26.6 million, or 20.8%, from $127.8 million in 2002 to $154.4 in 2003. This increase in operating expenses largely results from an increase in purchased electricity and purchased natural gas expense resulting from increased electric and gas sales and increases in the wholesale cost of both electricity and gas. Purchased electricity costs rose by $10.4 million and purchased natural gas costs rose by $12.7 million. The balance of operating expenses, including income taxes, increased by $3.5 million, with a large portion of this increase relating to maintenance costs for CHG&E's enhanced electric reliability program and the maintenance of gas mains as well as a reduction in work on capital projects due to prohibitive work conditions resulting from the harsher winter.

Other Income and Deductions decreased $1.4 million due primarily to a non-recurring item. Income was recorded in 2002 from the sale of stock of certain insurance companies through which CHG&E provided employee benefits.

Central Hudson Enterprises Corp.
--------------------------------
Revenues for CHEC increased $42.5 million from $53.8 million in 2002 to $96.3 million in 2003. The increase in revenues primarily reflects an increase in sales by CHEC's fuel distribution companies due to colder weather, including the impact of the acquisition of fuel distribution companies that occurred in the fourth quarter of 2002 and in January 2003. Heating degree-days were 30% higher than last year. Revenues also increased due to higher retail prices as a result of higher wholesale market prices in 2003.

Operating expenses increased $40.6 million from $50.1 million in 2002 to $90.7 million in 2003. Operating expenses are primarily the cost of petroleum and natural gas, which increased $37.9 million due primarily to higher sales by the fuel distribution companies as a result of the colder weather and the impact ($4.8 million) of recent acquisitions. Petroleum and natural gas costs also increased due to higher wholesale market prices. Other operating expenses increased approximately $2.7 million, including a $1.1 million increase in income taxes, due to the increased sales and recent acquisitions.

                                                                   page -3-

CH Energy Group, Inc.
---------------------
12 Months Ended March 31, 2003 Relative to the Prior Year
---------------------------------------------------------
The financial results for the 12 months ended March 31, 2003 reflect a reduction of $.59 per share as compared to the 12 months ended March 31, 2002. The reduction in earnings is largely due to the effect of regulatory actions taken in 2001 related to the sale of CHG&E's interests in its fossil and nuclear generating plants and a reduction in earnings from interest and investment income resulting primarily from lower cash balances. The regulatory actions included the recognition of certain tax benefits and a contribution to CHG&E's Customer Benefit Fund.

These decreases were partially offset by increases in utility electric and gas net revenues due to increased sales from favorable weather conditions during the summer and winter months. Also offsetting the reduction in earnings was the gain realized in May 2002 from the sale of CH Resources, Inc., a wholly owned subsidiary of Central Hudson Energy Services, Inc. (now CHEC); increased earnings from CHEC's fuel distribution subsidiaries due to increased sales resulting from the colder weather and recent acquisitions; and the favorable effect of CHEG's common stock repurchase program.


CH Energy Group, Inc. remains in a strong financial position. At March 31, 2003, CHEG had $54.6 million in cash and cash equivalents and marketable securities of $75.3 million. In addition, its current obligations included $15.0 million of current maturities of long-term debt and $10.0 million of short-term debt outstanding.


     Please note that this report plus the consolidated financial statements are available on the Company's website at
                             www.chenergygroup.com.

                              CH ENERGY GROUP, INC.
                        CONSOLIDATED STATEMENT OF INCOME
                                  (Unaudited)

                                                                       3 Months Ended     12 Months Ended
                                                                          March 31,           March 31,
                                                                          ---------           ---------

                                                                        2003      2002      2003      2002
                                                                        ----      ----      ----      ----
                                                                             (Thousands of Dollars)
OPERATING REVENUES
 Electric                                                             $114,506  $101,472  $441,011  $414,590
 Natural Gas                                                            56,438    41,733   120,049    98,584
 Competitive Business Subsidiaries                                      96,306    53,790   204,704   169,447
                                                                      --------  --------  --------  --------

  Total Operating Revenues                                             267,250   196,995   765,764   682,621
                                                                      --------  --------  --------  --------

OPERATING EXPENSES
 Operations - Purchased Electric and Fuel Used in Electric
  Generation, Purchased Gas and Purchased Petroleum                    176,083   116,317   478,739   390,939
 Other Exp. of Operation - Regulated Activities                         24,299    20,694    95,853    96,187
 Other Exp. of Operation - Competitive Business Subsidiaries            15,396    12,910    54,198    55,024
 Depreciation and Amortization                                           8,264     7,682    31,810    32,969
 Operating Taxes                                                         7,226     8,853    36,978    44,267
 Federal and State Income Tax                                           13,738    11,407    23,078    18,236
                                                                     ---------  --------  --------  --------

  Total Operating Expenses                                             245,006   177,863   720,656   637,622
                                                                     ---------  --------  --------  --------

OPERATING INCOME                                                        22,244    19,132    45,108    44,999
                                                                     ---------  --------  --------  --------

OTHER INCOME AND DEDUCTIONS
 Allowance for Equity Funds Used During Construction                       125       106       610       454
 Federal and State Income Tax - Credit                                    (155)   (2,003)      300    21,200
 Interest and Investment Income                                          1,755     3,606    13,276    19,319
 Other - Net                                                             2,279     5,084     4,258    (5,962)
                                                                     ---------  --------  --------  --------

  Total Other Income and Deductions                                      4,004     6,793    18,444    35,011
                                                                     ---------  --------  --------  --------

INCOME BEFORE INTEREST CHARGES                                          26,248    25,925    63,552    80,010
                                                                     ---------  --------  --------  --------

INTEREST CHARGES
 Interest on Debt                                                        2,888     2,333    12,511    12,071
 Other                                                                   2,824     3,399    12,332    13,053
 Allowance for Borrowed Funds Used During Construction                    (108)      (56)     (300)     (311)
                                                                     ---------  --------  --------  --------

  Total Interest Charges                                                 5,604     5,676    24,543    24,813
                                                                     ---------  --------  --------  --------

Net Income from Continuing Operations                                   20,644    20,249    39,009    55,197

Net Loss from Discontinued Operations,
 Net of Income Tax Benefit of $1,377                                      -         -       (2,237)     -
Gain on Disposal of Discontinued Operations,
 Net of Income Tax of ($5,239)                                            -         -        7,065      -

PREFERRED STOCK DIVIDENDS OF CENTRAL HUDSON                                451       807     1,805     3,230
                                                                      --------  --------  --------  --------


NET INCOME                                                              20,193    19,442    42,032    51,967

DIVIDENDS DECLARED ON COMMON STOCK                                       8,550     8,835    34,809    35,342
                                                                      --------  --------  --------  --------

AMOUNT RETAINED IN THE BUSINESS                                        $11,643   $10,607    $7,223   $16,625
                                                                      ========  ========  ========  ========


Average Shares of Common Stock Outstanding (000s)                       15,969    16,362    16,204    16,362
                                                                      ========  ========  ========  ========

Earnings Per Share - (Basic and Diluted)                                 $1.26     $1.19     $2.59     $3.18
                                                                      ========  ========  ========  ========

                              CH ENERGY GROUP, INC.
                           CONSOLIDATED BALANCE SHEET


                                         March 31,             December 31,
                                          2003                   2002 1 2
                                       ------------------------------------
         ASSETS                               (Thousands of Dollars)

UTILITY PLANT
  Utility Plant                           $902,751              $895,608
    Less Accumulated Depreciation          376,051               370,349
                                      ----------------      ----------------

                                           526,700               525,259
  Construction Work in Progress             80,636                76,398
                                      ----------------      ----------------

  Net Utility Plant                        607,336               601,657
                                      ----------------      ----------------

OTHER PROPERTY AND PLANT                    18,895                18,337
                                      ----------------      ----------------


CURRENT ASSETS
  Cash and Cash Equivalents                 54,615                83,523
  Accounts Receivable from Customers        99,902                60,978
  Materials & Supplies                      14,182                16,033
  Fair Value of Derivative Instruments         611                 2,747
  Bond Defeasance Escrow                    16,296                16,275
  Special Deposits and Prepayments          24,533                28,466
  Other                                      9,468                 9,892
                                      ----------------      ----------------

                                           219,607               217,914
                                      ----------------      ----------------

INVESTMENTS                                 83,110                95,786
                                      ----------------      ----------------

DEFERRED CHARGES AND OTHER ASSETS          285,562               276,413
                                      ----------------      ----------------

      TOTAL                             $1,214,510            $1,210,107
                                      ================      ================


    CAPITALIZATION and LIABILITIES

CAPITALIZATION
  Common Equity  3                        $490,161              $486,915
  Cumulative Preferred Stock:
    Not subject to mandatory redemption     21,030                21,030
    Subject to mandatory redemption         12,500                12,500
  Long-term Debt                           269,877               269,877
                                       ----------------      ----------------

                                           793,568               790,322
                                       ----------------      ----------------

CURRENT LIABILITIES
  Current Maturities of Long-term Debt      15,000                15,000
  Notes Payable                             10,000                     -
  Accounts Payable                          48,620                45,649
  Accrued Interest                           3,195                 4,273
  Dividends Payable                          9,001                 9,113
  Other                                     32,570                38,070
                                       ----------------      ----------------

                                           118,386               112,105
                                       ----------------      ----------------

DEFERRED CREDITS AND OTHER LIABILITIES     240,451               251,910
                                       ----------------      ----------------

ACCUMULATED DEFERRED INCOME TAX  (NET)      62,105                55,770
                                       ----------------      ----------------

       TOTAL                            $1,214,510            $1,210,107
                                      ==================    ==================

 1 Audited.

 2 Subject to explanations contained in the Annual Report of the Company for 2002.

 3 Shares outstanding at March 31, 2003 = 15,851,000.
   Shares outstanding at Dec. 31, 2002 = 16,064,600.

                         Selected Financial Information

                                                 3 Months Ended March 31,                12 Months Ended March 31,
                                          ------------------------------------- ----------------------------------------
                                             2003          2002    % Variation      2003           2002     % Variation
                                          -----------  ----------- ------------ ------------  ------------  ------------

CENTRAL  HUDSON  GAS & ELECTRIC  CORP.

  Sales of Electricity (Mwh):  *
       Residential                            576,404      496,062         16      1,951,930     1,771,896          10
       Commercial                             493,491      467,591          6      1,931,096     1,849,822           4
       Industrial                             320,368      293,238          9      1,413,842     1,303,619           8
       Unbilled and Other                      12,585        9,349         35         52,591        31,536          67
                                           -----------  -----------  ---------  ------------- -------------  ----------

            Total Own Territory             1,402,848    1,266,240         11      5,349,459     4,956,873           8
                                           ===========  ===========  =========  ============= =============  ==========


  Sales of Gas (Mcf.):  *
       Residential                          2,738,527    2,031,799         35      5,238,989     4,398,657          19
       Commercial                           2,928,046    2,141,161         37      5,973,487     4,828,091          24
       Industrial                             291,945      229,129         27        689,737       649,062           6
       Unbilled and Other                     103,590       80,810         28        116,520       (34,704)        436
                                           -----------  -----------  ---------  ------------- -------------  ----------

  Total Firm Sales                          6,062,108    4,482,899         35     12,018,733     9,841,106          22

       Interruptible Sales                  1,012,770    1,246,884        (19)     5,227,851     5,122,185           2
                                           -----------  -----------  ---------  ------------- -------------  ----------

  Total Own Territory                       7,074,878    5,729,783         23     17,246,584    14,963,291          15
                                           ===========  ===========  =========  ============= =============  ==========


  * Includes volumes related to Electric
    or Gas Energy Delivery Services.

  Cooling Degree Days:
       Actual in Period                             -            -          -           755            554           36

  Heating Degree Days:
       Billing Cycle                            3,402        2,610         30         6,372          5,373           19
       Actual in Period                         3,374        2,629         28         6,544          5,226           25

  Electric Output For Own Territory (Mwh.):
       Generated                               39,015       17,927        118       125,473        425,454          (71)
       Purchased                            1,386,391    1,264,943         10     5,455,423      4,905,112           11
                                           -----------  -----------  ---------  ------------ --------------   ----------

  Total                                     1,425,406    1,282,870         11     5,580,896      5,330,566            5
                                           ===========  ===========  =========  ============ ==============   ==========

  Gas Send-out  Firm Customers  (Mcf.)      5,012,729    3,855,449         30    10,646,303      8,613,556           24
                                           ===========  ===========  =========  ============ ==============   ==========


CH  ENERGY  GROUP,  INC.

  Earnings Per Share                           $1.26        $1.19           6        $2.59          $3.18          (19)
  Dividends Declared Per Share                 $0.54        $0.54           -        $2.16          $2.16            -


                                                        March 31,     Dec. 31,
                                                         2003          2002         % Variaton
                                                      -----------   -----------   --------------
                 Book Value Per Share                     $30.89        $30.31           2

                 Retained Earnings (000s)               $181,146      $169,503           7

                 Common Equity Ratio (%)                   59.9%         60.5%          (1)

                             C H Energy Group, Inc.


                           Selected Financial Indices

              12 Months Ended March 31, 2003 vs Calendar Year 2002


                                               12 Months           Calendar
                                                 Ended               Year
                                             March 31, 2003          2002
                                            ----------------       --------


Earnings Per Share                                $2.59             $2.53


Earned Return on Common Equity  (Per Books)        8.43%             8.22%


Pretax Coverage of Total
   Interest  Charges, excluding  AFDC              3.10 x            3.10 x


Dividends Declared                                $2.16             $2.16


Pay-out Ratio                                      83.4%             85.4%


Percent of Construction Expenditures
     Financed from Internal Funds                  93.9%             88.5%


Common Equity Ratio                                59.9%             60.5%


Retained Earnings  ($000)                      $181,146          $169,503


Book Value Per Share  (End of Period)            $30.89            $30.31
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